Exhibit 99.1


                                                           Investor Inquiries:
                                                           Gregory C. Thompson
                                                           440) 329-6111


NEWS RELEASE


INVACARE CORPORATION REPORTS EARNINGS IN RANGE WITH RECENT GUIDANCE

ELYRIA, Ohio - (February 16, 2006) - Invacare Corporation (NYSE: IVC) today announced that its earnings for the fourth quarter and year ended December 31, 2005 were in line with recent guidance.

CONSOLIDATED RESULTS
Earnings per share* for the quarter decreased to $0.32 versus $0.63 for the fourth quarter last year, excluding the impact of a pre-tax $4.8 million charge ($3.4 million after tax or $0.10 per share) related to restructuring activities. Net earnings* for the quarter, excluding the charge related to restructuring activities, were $10.5 million versus $20.4 million last year. Including the charge, earnings per share for the fourth quarter were $0.22 and net earnings were $7.1 million. Net sales for the quarter decreased 7% to $367.3 million versus $393.2 million last year. The decline was due to the previously announced disruptions arising out of the enterprise resource planning system (ERP) implementation, which resulted in lost fourth quarter sales of approximately $30 million in the Company's North American home care businesses, primarily due to start-up difficulties in processing orders and the inability to ship products to customers within required lead times.

The Company continued to make progress improving its profitability with restructuring initiatives announced earlier in 2005 to drive cost reductions and profit improvement actions. Restructuring expenses incurred in the fourth quarter totaled $4.8 million and related primarily to severance costs along with exiting certain product lines. Actions implemented in the second half of 2005 included eliminating approximately 300 positions, exiting four facilities, increasing the use of our China manufacturing capability, and reducing freight and general expenses. These steps resulted in pre-tax benefits totaling $7.1 million in 2005, which was below our original forecast of $9 million, primarily due to the increased labor costs associated with addressing the ERP implementation issues and decreased manufacturing volumes due to the lower fourth quarter sales. Although some cost reduction actions were delayed into the first quarter 2006, the Company still expects to achieve its previously stated goal of annualized pre-tax savings of $25 million for 2006.

The net sales decline of 7% included a one percentage point decrease resulting from foreign currency translation, while acquisitions added two percentage points for the quarter. Results for the quarter were impacted by lower net sales, along with a slightly weaker gross margin percentage, higher selling, general and administrative expense (SG&A expense) and interest expense, and a reduced effective tax rate.

Gross  margin as a percentage  of net sales for the fourth  quarter was lower by
0.7 percentage points compared to last year's fourth quarter and by 0.9 percentage points compared to this year's third quarter, primarily due to the lower manufacturing volumes and inefficiencies resulting from the ERP implementation. These negative influences were partially offset by the Company's continuing cost reduction actions.

SG&A expense in the fourth quarter increased 3% to $83.6 million versus $80.9 million last year. Foreign currency translation resulted in a decline of one percentage point while acquisitions increased SG&A expense by three percentage points. Cost reduction actions started in 2005 have resulted in continuing sequential declines in SG&A expense from $88.4 million in the second quarter to $85.9 million in the third quarter and down to $83.6 million in the fourth quarter. Interest expense increased largely due to higher average borrowings primarily from 2004 acquisitions and an increasing interest rate environment.

Earnings per share* for the year were $1.66 versus $2.33 last year, excluding the impact of a pre-tax $7.5 million charge ($5.2 million after tax or $0.15 per share) related to restructuring activities. Net earnings*, excluding the charge related to restructuring activities, were $54.0 million versus $75.2 million last year. Including the charge, earnings per share for the year were $1.51 and net earnings were $48.9 million. Net sales for the year increased 9% to $1.53 billion versus $1.40 billion last year. Foreign currency accounted for a one percentage point increase in net sales, while acquisitions contributed nine percentage points for the year. Results for the year benefited from higher net sales, offset by a slightly lower gross margin percentage, higher SG&A and interest expense, and a reduced effective tax rate.

A. Malachi Mixon, III, chairman and chief executive officer, stated, "Although the ERP implementation was difficult and significantly impacted results for the quarter, Invacare did achieve its revised earnings guidance in the fourth quarter. Net sales, excluding acquisitions and foreign currency, were down for the quarter due to the ERP issues. The ERP system is now functioning at pre-implementation service levels for our customers and we have replaced the legacy systems that were inadequate to support future growth. We are now positioned going forward to enhance service levels through accelerating order processing and product shipments."

Mixon continued, "We made solid progress in 2005 lowering our costs. Our organization continues to focus on cost reduction as a critical priority and we are on track to make significant progress in 2006."

NORTH AMERICA
For the quarter, North American net sales decreased to $239.5 million due to the ERP implementation issues versus $264.5 million last year. In addition to revenue losses estimated at $30 million, the ERP project necessitated additional overtime in manufacturing, distribution centers, and customer service, along with added costs to expedite product delivery to customers. These start-up issues were essentially resolved at year-end as the processing of orders returned to normal performance expectations. Foreign currency accounted for less than one percent of the net sales results, while acquisitions contributed one percent for the quarter.

Respiratory product sales declined 28% for the quarter, due to reduced purchases from national accounts for the HomeFill(TM) II oxygen system and oxygen concentrators and the ERP issues. For the year, HomeFill II revenues increased strongly with local and regional providers as evidenced by double-digit growth with these customers. Invacare Supply Group (ISG) sales increased 7% for the quarter, in line with ISG's recent growth pattern. Invacare Continuing Care Group (ICCG) sales increased by 3% on a reported basis, and increased 2% excluding acquisitions.

Sales of rehab products for the quarter decreased 13% and were negatively impacted in particular by the ERP implementation. Consumer power wheelchair revenues were down 33% for the quarter and 8% for the year compared to prior year.

Standard product sales declined 11% for the quarter, impacted primarily by the ERP implementation. For the year, sales declined 5% as a result of both the ERP implementation and continued pricing pressure in this product line.

For the quarter, earnings before income taxes decreased to $9.1 million versus $22.1 million last year, largely due to the ERP implementation and competitive industry conditions.

For the year, North American net sales increased 1% to $1,016.2 million versus $1,002.3 million last year. Foreign currency accounted for one percentage point of the net sales increase, while acquisitions contributed an additional two percentage points for the year. Earnings before income taxes decreased to $58.6 million versus $95.9 million last year, due to sales and profit declines from the ERP issues, along with reimbursement pressures and a competitive pricing environment.

EUROPE
For the quarter, European net sales decreased 4% to $107.8 million versus $112.2 million last year. Foreign currency had a negative impact of three percentage points, while acquisitions contributed three percentage points for the quarter. In addition, reimbursement challenges, principally in Germany, continue to place pressure on sales for the Invacare wheelchair product lines. For the quarter, earnings before income taxes decreased to $7.5 million versus $9.3 million last year primarily due to restructuring charges.

For the year, European net sales increased 28% to $432.1 million versus $336.8 million last year, largely due to acquisitions. Foreign currency did not materially impact the results. For the year, European earnings before taxes increased 56% to $29.3 million versus $18.7 million. The Company continued to derive strong benefit from the 2004 acquisition of WP Domus GmbH.

ASIA/PACIFIC

For the quarter, Asia/Pacific net sales increased 20% to $19.9 million versus $16.5 million last year. Foreign currency accounted for a net sales decrease of four percentage points, while acquisitions contributed sixteen percentage points. The increase in net sales of eight percentage points excluding foreign currency and acquisitions was largely due to volume increases. For the quarter, earnings before income taxes increased to break-even versus a loss of $0.1 million last year.

For the year, Asia/Pacific net sales increased 27% to $81.4 million versus $64.3 million last year. Foreign currency accounted for four percentage points of the net sales increase, while acquisitions contributed an additional sixteen percentage points. For the year, Asia/Pacific loss before taxes was $3.8 million versus a profit of $1.4 million last year due to negative currency impacts and cost increases related to establishing sales and support infrastructure in Asia.

FINANCIAL CONDITION AND REPORTING
Total debt outstanding was $538 million at the end of the year, resulting in a debt-to-total-capitalization of 41.7% versus 42.2% at the end of last year. With its current capitalization structure, the Company has the flexibility to continue to support its core businesses. Days sales outstanding were 68 days versus 62 days last year, primarily due to the ERP implementation in North America. Inventory turns were 4.5, down from 5.8 at the end of last year. Turns were negatively impacted by the build of finished goods to a sales forecast level that failed to materialize. The Company generated $8 million of free cash flow** in the fourth quarter, and $51 million for the year. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment net of proceeds from sales of property and equipment.

The Company is presently analyzing the impact of the ERP system implementation upon its annual disclosures regarding changes in and the effectiveness of the related internal controls. Management's conclusions, and the associated opinions, disclosures and certifications, will be included in our 2005 Annual Report on Form 10-K, which is expected to be filed with the Securities and Exchange Commission on or about March 13, 2006.

OUTLOOK
Uncertainty related to Medicare's reimbursement policies for power wheelchairs in particular, and equipment in general, remains and is now expected to continue into 2006. The Centers for Medicare and Medicaid Services (CMS) is currently scheduled to issue a new rule on face-to-face exams and documentation requirements for power wheelchairs and other mobility devices by April 1, 2006 along with new reimbursement codes, possibly later in the year. Additionally, Congress recently passed the Deficit Reduction Act which includes payment cuts to home oxygen that will take effect in January 2009, as well as reductions for certain durable home medical equipment spending that will take effect in 2007. President Bush's just released fiscal year 2007 budget proposal includes further, potentially significant, cuts to home oxygen, but whether Congress will enact such payment reductions, particularly in an election year, is doubtful.

As a result of these reimbursement uncertainties and continuing pricing pressures, the Company continues to reduce its cost structure. The Company has further refined its multi-year plans initiated in the second half of 2005 for its global manufacturing and distribution strategy. Execution of these cost reduction actions has begun. Once complete in 2008, these actions are anticipated to generate approximately $30 million of annual pre-tax savings and to result in pre-tax restructuring charges totaling $42 million. The Company expects a global reduction of at least 600 additional positions and to exit a number of its manufacturing operations worldwide. During 2006, the company will reduce approximately 300 positions with a pre-tax restructuring charge estimated at approximately $7 million. Annualized savings anticipated from these actions is approximately $8 million.

The Company estimates that it will have a net sales increase of between 4% and 6% and earnings per share of between $2.00 and $2.10 in 2006, excluding the impact of any new acquisitions in 2006. The 2006 net sales estimate is expected to be minimally impacted by foreign currency and the full year inclusion of 2005 acquisitions. This earnings per share range includes the impact from the stock option accounting standard, Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment ("SFAS 123R") issued by the Financial Accounting Standards Board. The impact of SFAS 123R on earnings per share for 2006 is estimated to be approximately $0.05.

For the first quarter of 2006, the Company anticipates somewhat lower profitability than the first quarter of 2005. Due to the fourth quarter ERP issues, the Company was excluded from certain quotes in the high-end rehab business which will negatively impact first quarter shipments resulting from the up to 90-day lead time on these quotes. The Company is winning new orders from these customers and does not expect any market share losses as we rebuild the order pipeline through the end of the first quarter. First quarter 2006 gross margins could also be negatively impacted as the Company adjusts its manufacturing levels to reduce inventory balances.

The Company anticipates that its free cash flow** for 2006 will be between $70 million and $80 million, which will be used to reduce debt and also be available for acquisitions.

Commenting on the Company's anticipated results, Mixon said, "The Company's earnings per share for 2006 are expected to increase significantly due to a continuation of our cost reduction efforts, including increased utilization of our Chinese manufacturing and sourcing capability, and modest organic growth. We also believe that the following products and innovations will contribute to an improved outlook in 2006:

     >> HomeFill(TM) II: The revolutionary HomeFill II Oxygen System enables oxygen patients to fill their own lightweight cylinders easily and safely at home, rather than relying upon weekly oxygen delivery to their homes. The HomeFill II Oxygen System is being embraced by industry entrepreneurs and their growth is substantial. Home healthcare providers can now offer their oxygen patients and their physician referral sources an unlimited source of lightweight and long lasting portable oxygen to encourage compliance and ambulation while eliminating the non-value added costs of delivering oxygen; the ideal solution to recent changes in reimbursement.

     >> CPAP: The Polaris(TM) Ex(TM) CPAP with SoftX(TM) Technology has proven to be a superior product in the sleep therapy marketplace through greater patient usage as per clinical studies. This results in better outcomes for the consumers and allows providers to achieve improved reimbursement. Invacare will continue to focus its efforts in building a solid market share in the rapidly growing sleep market and expects to announce exciting, new products later in the year.

     >> MK Series Electronics (MK6i(TM)): MK6i electronics, to be introduced by the third quarter 2006, will take Invacare's market leading position in high-end rehab powered wheelchair electronics to the next level. MK6i is a "plug and play" system that reduces set-up time and service complexity for the provider while providing a simplified, intuitive and easier to use system for the consumer."

Mixon concluded, "With the cost reduction actions and our outstanding product line-up, Invacare is committed to delivering significant earnings growth in 2006 and beyond."


     *All references to financial measures that exclude the impact of the restructuring charge are non-GAAP financial measures and are reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Free Cash Flow reconciliation in this press release.

     **Free cash flow is a non-GAAP financial measure, which is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Balance Sheets in this press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,100 associates and markets its products in 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "forecast", "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: pricing pressures, the success of the Company's ongoing efforts to reduce costs, increasing raw material costs, the consolidations of health care customers and competitors, government budgetary and reimbursement issues at both the federal and state level (including those that affect the sales of and margins on product, along with the viability of customers), the ongoing implementation of the Company's North American enterprise resource planning system, the ability to develop and sell new products with higher functionality and lower costs, the effect of offering customers competitive financing terms, the ability to successfully identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions , the orderly completion of facility consolidations, the vagaries of any litigation or regulatory investigations that the Company may be or become involved in at any time (including the previously-disclosed litigation with Respironics), the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions, foreign currency and interest rate risks, Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements or other information contained herein.

                                       ###

                                                     INVACARE CORPORATION AND SUBSIDIARIES
                                           CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

                                                                        Three Months Ended           Twelve Months Ended
                                                                            December 31,                 December 31,
(In thousands, except per share data)                                   2005           2004          2005           2004
------------------------------------------------------------------------------------------------------------------------
Net sales                                                           $367,251       $393,189    $1,529,732     $1,403,327
Cost of products sold                                                260,561 *      276,176     1,081,227 *      984,735
                                                                    --------       --------      --------       --------
     Gross profit                                                    106,690        117,013       448,505        418,592
Selling, general and administrative expense                           83,559         80,910       341,782        297,124
Charge related to restructuring activities                             4,535              -         7,295              -
Interest expense - net                                                 8,634          6,084        28,126         11,096
                                                                    --------       --------      --------       --------
     Earnings before income taxes                                      9,962         30,019        71,302        110,372
Income taxes                                                           2,880          9,575        22,450         35,175
                                                                    --------       --------      --------       --------
Net earnings                                                        $  7,082        $20,444       $48,852        $75,197
                                                                    ========       ========      ========       ========

Net earnings per share - basic                                         $0.22          $0.65         $1.55          $2.41
                                                                    ========       ========      ========       ========
Weighted average shares outstanding - basic                           31,675         31,250        31,555         31,153
                                                                    ========       ========      ========       ========

Net earnings per share - assuming dilution                             $0.22          $0.63         $1.51          $2.33
                                                                    ========       ========      ========       ========
Weighted average shares outstanding - assuming dilution               32,260         32,556        32,452         32,347
                                                                    ========       ========      ========       ========

*  Cost  of  products  sold  includes   inventory   markdowns   resulting   from
restructuring of $238 for the three and twelve month periods ending December 31, 2005.

Business Segments - The Company operates in three primary business segments based on geographical area: North America, Europe and Asia/Pacific. The three reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $23,660,000 and $96,974,000 for the three and twelve months ended December 31, 2005 and $22,444,000 and $83,135,000 for the same periods a year ago.

                                                                        Three Months Ended           Twelve Months Ended
                                                                            December 31,                 December 31,
(In thousands)                                                          2005           2004          2005           2004
------------------------------------------------------------------------------------------------------------------------
Revenues from external customers
     North America                                                  $239,547       $264,493    $1,016,212     $1,002,273
     Europe                                                          107,811        112,159       432,142        336,792
     Asia/Pacific                                                     19,893         16,537        81,378         64,262
                                                                    --------       --------      --------       --------
     Consolidated                                                   $367,251       $393,189    $1,529,732     $1,403,327
                                                                    ========       ========      ========       ========

Earnings (loss) before income taxes
     North America                                                  $  9,051       $ 22,130     $  58,621       $ 95,883
     Europe                                                            7,466          9,278        29,254         18,705
     Asia/Pacific                                                         37           (121)       (3,818)         1,430
     All Other                                                        (6,592)        (1,268)      (12,755)        (5,646)
                                                                    --------       --------      --------       --------
     Consolidated                                                   $  9,962       $ 30,019     $  71,302       $110,372
                                                                    ========       ========      ========       ========

All Other consists of the domestic export unit, unallocated corporate selling, general and administrative expense, the Invacare captive insurance unit and inter-company profits, which do not meet the quantitative criteria for determining reportable segments.

                                     INVACARE CORPORATION AND SUBSIDIARIES
                                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                 December 31, 2005      December 31,
       (In thousands)                                                  (unaudited)              2004
       ---------------------------------------------------------------------------------------------
       Current Assets
       Cash, cash equivalents and marketable securities                   $ 25,876          $ 32,766
       Trade receivables - net                                             287,955           287,950
       Installment receivables - net                                        12,935            13,422
       Inventories - net                                                   176,925           175,883
       Deferred income taxes and other current assets                       66,956            55,130
                                                                          --------          --------
            Total current assets                                           570,647           565,151

       Other Assets                                                        155,227           153,846
       Plant and equipment - net                                           176,206           191,163
       Goodwill                                                            720,873           717,964
                                                                          --------          --------
            Total assets                                                $1,622,953        $1,628,124
                                                                        ==========        ==========

       Liabilities and Shareholders' Equity
       Current Liabilities
       Accounts payable                                                   $133,106          $149,413
       Accrued expenses                                                    106,214            98,850
       Accrued income taxes                                                 13,340             7,816
       Current maturities                                                   80,228             2,062
                                                                          --------          --------
            Total current liabilities                                      332,888           258,141

       Long-term debt                                                      457,753           547,974
       Other long-term obligations                                          79,624            68,571

       Shareholders' equity                                                752,688           753,438
                                                                          --------          --------
            Total liabilities and shareholders' equity                  $1,622,953        $1,628,124
                                                                        ==========        ==========



                                      INVACARE CORPORATION AND SUBSIDIARIES
                                    RECONCILIATION FROM NET CASH PROVIDED BY
                                OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)


                                                         Three Months Ended           Twelve Months Ended
                                                             December 31,                 December 31,
    (In thousands)                                       2005           2004          2005           2004
    -----------------------------------------------------------------------------------------------------
    Net cash provided by operating activities         $14,434        $23,144       $76,947        $98,324
    Less:
    Purchases of property and equipment, net           (6,222)       (12,476)      (26,152)       (41,400)
                                                     --------       --------      --------       --------
    Free Cash Flow                                   $  8,212        $10,668       $50,795        $56,924
                                                     ========       ========      ========       ========

Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).


                                          INVACARE CORPORATION AND SUBSIDIARIES
                                RECONCILIATION FROM NET EARNINGS AND DILUTED EARNINGS PER SHARE
                                TO NET EARNINGS AND DILUTED EARNINGS PER SHARE EXCLUDING CHARGE
                                       RELATED TO RESTRUCTURING ACTIVITIES (UNAUDITED)

                                                                        Three Months Ended           Twelve Months Ended
                                                                            December 31,                 December 31,
(In thousands)                                                          2005           2004          2005           2004
------------------------------------------------------------------------------------------------------------------------
Net earnings                                                         $ 7,082        $20,444       $48,852        $75,197
Plus:
Charge related to restructuring activities - after tax                 3,394              -         5,160              -
                                                                    --------       --------      --------       --------
Net earnings excluding charge related to restructuring activities    $10,476        $20,444       $54,012        $75,197
                                                                    ========       ========      ========       ========

Weighted average shares outstanding - assuming dilution               32,260         32,556        32,452         32,347
Net earnings per share excluding charge related to restructuring
activities - assuming dilution                                         $0.32          $0.63         $1.66          $2.33
                                                                    ========       ========      ========       ========

Charge related to restructuring activities*                          $ 4,773        $     -       $ 7,533        $     -
Tax rate related to charge                                              28.9%             -          31.5%             -
Charge related to restructuring activities - after tax               $ 3,394        $     -       $ 5,160        $     -
                                                                    ========       ========      ========       ========

*  Cost  of  products  sold  includes   inventory   markdowns   resulting   from
restructuring of $238 for the three and twelve month periods ending December 31, 2005.


     Net earnings excluding charge related to restructuring activities is a non-GAAP financial measure that is comprised of GAAP net earnings plus the charge related to restructuring activities. Net earnings per share excluding charge related to restructuring activities is a non-GAAP financial measure that is comprised of the non-GAAP net earnings referenced above divided by the weighted average shares outstanding - assuming dilution. Management believes that these financial measures provide meaningful information for evaluating the income statement performance of the Company by excluding restructuring related expenses that are not associated with the Company's normal operations and are not expected to recur in future results.



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